CONSULTING AGREEMENT

        This Consulting Agreement (“Agreement”) is entered into as of this May 8, 2003, by and between BENJ. A SMITH III, a Michigan resident (“Smith”), and MACATAWA BANK CORPORATION, a Michigan corporation (“Company”). This Agreement supersedes and totally replaces a Consulting Agreement between the parties dated June 12, 2002. That prior agreement is terminated and is null and void.

RECITALS

        Smith is the founder of Macatawa Bank (the “Bank”) and the Company. He currently serves as the Chairman and Chief Executive officer of the Company and the Chairman of the Bank and is employed by the Bank. He has been in the banking and investment business for many years and is knowledgeable in all phases of the business of the Company and the Bank, including financial, management and operational matters and is a key employee who has played a major role in the success of the Company and the Bank. It is expected that Smith will continue to be actively engaged as an employee of the Bank or the Company for some period of time. However, in the event that Smith should desire to reduce his activity and involvement and retire from active employment with the Bank and the Company, the Company wishes to have the benefit of Smith’s expertise and experience on a consulting basis. The Company has also agreed that in the event of Smith’s death his family should have the benefit of the compensation provided in this Agreement even though Smith would not be available to serve the Company.

        References to a “Macatawa Entity” in this Agreement include the Company, the Bank and any other entity controlled by the Company or the Bank.

        Accordingly, the parties have entered into this Agreement.

         1.         Commitment. At such time as Smith retires from employment with the Bank and the Company, the Company shall engage Smith as a consultant to the Company and Smith agrees to serve as a consultant to the Company on the terms set forth in this Agreement.

         2.         Term. The term of the consulting arrangement shall begin on the date (“Commencement Date”) that Smith retires from employment with the Bank and the Company. This arrangement will expire six (6) years after the Commencement Date (“Expiration Date”) unless terminated earlier as provided in this Agreement.

         3.         Services. During the term that the consulting services are to be performed, Smith shall provide consulting services to Company as requested by the Board of Directors or senior management of the Company from time to time. Such services may include advice and consultation with respect to any and all phases or aspects of the Company’s business or operations. The Company has no obligation to use such consulting services.

         4.         Availability. Smith shall make himself available for consultation at reasonable times during ordinary business hours. It being understood and agreed, however, that such consultation shall not require Smith’s full-time or his physical presence at the Company office but shall be sufficient if provided by telephone, by letter or e-mail advice or by meetings with Company officials and others at such place or places as may be mutually convenient and acceptable to the Company and Smith.

         5.         Compensation. As compensation for Smith holding himself available for and performing consulting services during the consulting term of this Agreement, the Company shall pay to Smith, Twelve Thousand Five Hundred Dollars ($12,500) per month beginning as of the Commencement Date. In the event of Smith’s death before the Expiration Date, these payments shall be continue to be made until the Expiration Date to Smith’s wife, or if she is deceased to Smith’s living children in equal shares. The Company shall also promptly reimburse Smith for reasonable expenses that he incurs in connection with performing his consulting services upon submission of proper verification to the Company as to the nature and amount of those expenses.

         6.         Termination. The consulting obligations of Smith and the Company’s payment obligations shall terminate:

                     (a)         Immediately upon the Expiration Date;

                     (b)         Immediately upon mutual written agreement of Company and Smith; or

                     (c)         At the option of Company for “cause” as defined below. For purposes of this Agreement, “cause” shall be any of the following reasons:

                                  (i)         Smith’s personal dishonesty materially and adversely affecting a Macatawa Entity;

                                  (ii)         Willful misconduct materially and adversely affecting a Macatawa Entity;

                                  (iii)         Willful breach of a fiduciary duty to a Macatawa Entity involving personal profit; or

                                  (iv)         The order of any supervising agency with jurisdiction over the affairs of a Macatawa Entity or a court order obtained at the request of any such agency.

        For purposes of this Agreement, no act or failure to act on Smith’s behalf shall be considered “willful” unless done, or admitted to be done, by him not in good faith and unless he knew or should have known that his action or admission was not in, or was opposed to, the best interests of a Macatawa Entity; provided, that any act or omission to act on Smith’s behalf in reliance upon an opinion of counsel to the Company or counsel to Smith shall not be deemed to be willful. Smith shall not be deemed to have been terminated for cause unless or until there shall have been delivered to him a copy of the certification of a majority of the non-officer members of the Company’s Board of Directors finding that, in the good faith opinion of such majority, Smith was guilty of conduct deemed to be cause and specifying the details thereof, after reasonable notice to Smith and an opportunity for him, together with his counsel, to be heard before such majority.

        Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to this Section 6, the Company shall not be liable to Smith for any cost or obligation, except as may have been earned by Smith prior to the date of the termination.

         7.         Status of Smith. From and after the Commencement Date, Smith shall be an independent contractor and nothing in this Agreement shall cause Smith to be treated as an employee, agent, or partner of Company.

         8.         Severability. The parties believe that every provision of this Agreement is effective and valid under applicable law, and whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

         9.         Waiver. No provision of this Agreement shall be waived by any party hereto, unless such waiver is in a writing, signed by a duly authorized representative of the party against whom such waiver is sought to be enforced. A waiver by either party of any breach or failure to comply with any provision of this Agreement by the other party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

         10.         Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and assigns.

         11.         Amendment. This Agreement may not be amended or modified except by the further written agreement of Company and Smith.

         12.         Notice. All notices hereunder shall be sent by telefax or by U.S. Mail, by mailing such notice in the Untied States mail, first-class postage prepaid, registered or certified mail, return receipt requested to the other party at the last known address of such party or at such other address as a party shall from time to time designate in writing to the other party.

         13.         Applicable Law; Jurisdiction; Venue. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any and all actions concerning any dispute arising hereunder shall be filed and maintained in the Circuit Court of Ottawa County, Michigan or the federal district court for the Western District of Michigan. The parties specifically consent and submit to the jurisdiction and venue of such state or federal court.

         14.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. The provisions of this Agreement shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the parties with respect to the subject matter of this Agreement. Each party acknowledges that no representation, inducement or condition not set forth herein has been made or relied upon by either party.

        IN WITNESS WHEREOF, Company and Smith have executed this Agreement as of the Effective Date, intending to be legally bound.

SMITH
/s/ Benj. A. Smith III Benj. A. Smith III
MACATAWA BANK CORPORATION
By: /s/ Philip Koning Philip Koning Its: Secretary-Treasurer